UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2009

CSS Industries, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	1-2661	13-1920657
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1845 Walnut Street, Philadelphia, PA	19103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 569-9900

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Change of Control Severance Pay Plan for Executive Management

On May 27, 2009, the Human Resources Committee of our Board of Directors adopted the CSS Industries, Inc. (“CSS”) Change of Control Severance Pay Plan for Executive Management (the “Plan”). The following description of the Plan is qualified in its entirety by the provisions of the Plan, a copy of which is filed herewith as Exhibit 10.1.

Under the Plan, an Executive Management Employee (as defined in the Plan) is eligible to receive severance payments if: (i) a Change of Control (as defined in the Plan) occurs, and (ii) during the two-year period beginning on the date of occurrence of such Change of Control, (a) his or her employment is terminated for any reason other than for Cause (as defined in the Plan) or (b) he or she terminates his or her employment for Good Reason (as defined in the Plan). Individuals holding each of the following positions are Executive Management Employees under the Plan: (A) the chief executive officer, president, chief financial officer, chief information officer and general counsel of CSS, and (B) the president of Berwick Offray LLC, Cleo Inc, C.R. Gibson, LLC and Paper Magic Group, Inc.

To be eligible for severance payments under the Plan, an Executive Management Employee must satisfy eligibility criteria set forth in the Plan, including execution and delivery of a release of claims with non-competition and non-solicitation covenants. An Executive Management Employee is not eligible to receive severance payments under the Plan if: (i) he or she has an employment contract providing for severance payments in excess of those that he or she would be eligible to receive under the Plan, or (ii) he or she elects to receive severance benefits under another severance pay plan.

An Executive Management Employee who qualifies for severance payments under the Plan will receive: (i) a payment equal to his or her Adjusted Compensation (as defined in the Plan) multiplied by 1.5 (2 in the case of the Chief Executive Officer of CSS); (ii) a payment equal to his or her target bonus opportunity for the fiscal year in which his or her Employment Termination Date occurs, with such payment being pro-rated to reflect his or her period of employment during that fiscal year; and (iii) if he or she elects health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), reimbursement during a period of up to 18 months of a portion of the monthly COBRA premiums paid by him or her, and a tax gross-up payment equal to the income and payroll taxes he or she incurs solely with respect to such COBRA premium reimbursements.

Subject to the provisions of the Plan, Adjusted Compensation means the sum of an Executive Management Employee’s: (i) annual base salary as of his or her Employment Termination Date and (ii) average annual bonus during the three fiscal years prior to the fiscal year in which his or her Employment Termination Date occurs.

Under the Plan, the foregoing payments (other than those related to COBRA premiums) will be paid in a cash lump sum payment within sixty days after an Executive Management Employee’s Employment Termination Date, unless delay is required under applicable provisions of the Plan. Reimbursements related to COBRA premiums and the tax gross-up payments thereon will be paid on a monthly basis under the Plan.

Equity Compensation Grants

On May 27, 2009 our Human Resources Committee granted stock options and stock bonus awards of time-vested restricted stock units (“RSUs”) to our named executive officers other than Mr. Farber as follows:

	Shares	Shares
	Underlying	Underlying
	Time-vested	Stock
	RSU Grants	Option
Executive	(#)	Grants (#)
Christopher J. Munyan	13,050	24,360
Clifford E. Pietrafitta	6,525	12,180
William G. Kiesling	6,525	12,180
Scott M. Shea	3,480	6,960

The foregoing grants were made under our 2004 Equity Compensation Plan. The stock options have an exercise price of $20.68 per share, a seven year term, and vest and become exercisable as to 25% of the shares underlying each grant on each of the first, second, third and fourth anniversaries of the grant date. Each RSU constitutes a phantom right and will automatically be redeemed for one share of CSS common stock on the redemption date, which is the third anniversary of the grant date with respect to 50% of the shares underlying each grant and the fourth anniversary of the grant date with respect to the remaining 50% of the shares underlying each grant. Redemption is conditioned upon satisfaction of a vesting condition, which provides that an executive must continue to be employed by us until each redemption date in order to receive the shares of CSS common stock that vest on that date.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	CSS Industries, Inc. Change of Control Severance Pay Plan for Executive Management effective May 27, 2009.
10.2	Form of Non-Qualified Stock Option Grant for grants under the CSS Industries, Inc. 2004 Equity Compensation Plan.
10.3	Form of Stock Bonus Award Grant for time-vested restricted stock units under the CSS Industries, Inc. 2004 Equity Compensation Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSS Industries, Inc.
(Registrant)

By: /s/ William G. Kiesling
William G. Kiesling
Vice President – Legal and Human Resources
and General Counsel

Date: June 2, 2009

EXHIBIT INDEX

Exhibit	Description
10.1	CSS Industries, Inc. Change of Control Severance Pay Plan for Executive Management effective May 27, 2009.
10.2	Form of Non-Qualified Stock Option Grant for grants under the CSS Industries, Inc. 2004 Equity Compensation Plan.
10.3	Form of Stock Bonus Award Grant for time-vested restricted stock units under the CSS Industries, Inc. 2004 Equity Compensation Plan.

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